Exhibit 10.34

SEPARATION AND CONSULTING AGREEMENT
This Separation and Consulting Agreement (the "Agreement"), dated February 20, 2018, is made and entered into by and between Convergys Corporation for itself and on behalf of its subsidiaries (collectively referred to as the "Company") and Andrea Ayers (“Executive”).
WHEREAS, effective as of the Separation Date (as defined below), the Executive will cease to serve as Chief Executive Officer of the Company and cease to be an employee of the Company; and
WHEREAS, the parties desire to resolve all issues related to Executive’s employment and separation from employment with the Company;
NOW, THEREFORE, in consideration of the mutual promises in this Agreement, the parties agree and covenant as follows:
1.Separation.
(a)    Executive hereby acknowledges and agrees that her employment with the Company will end on the earliest to occur of the following dates (such date, the “Separation Date”):

(i)	the date that a successor (including an interim) Chief Executive Officer commences employment with the Company,

(ii)
the date that Executive’s employment is terminated (x) by the Company without Cause (for purposes of this Agreement, such term shall have the meaning given to it in the Severance Plan (as defined below)), or (y) due to Executive’s death or Disability (for purposes of this Agreement, such term shall have the meaning given to it in the Company’s long-term disability plan), and

(iii)	December 31, 2018;
provided that, if a successor (including an interim) Chief Executive Officer has not commenced employment with the Company by December 31, 2018, Executive and the Company shall engage in discussions regarding an extension of Executive’s service as Chief Executive Officer on mutually agreeable terms. Notwithstanding anything herein to the contrary, if Executive’s employment with the Company is terminated prior to the Separation Date by the Company for Cause or due to Executive’s resignation without Good Reason (as defined in the Severance Plan), this Agreement shall be null and void. This Agreement shall not prohibit Executive from terminating her employment for Good Reason (if applicable, as defined in Section 2.9 of the Severance Plan) and in accordance with the terms of the Severance Plan, and any such termination shall be treated as a termination without Cause by the Company under this Agreement (and the date of such termination shall be considered the Separation Date).
(b)    During Executive’s employment as President and Chief Executive Officer from the date hereof through the Separation Date, the Company shall continue to provide Executive with her current compensation and benefits, including a grant of 2018 annual equity awards (the “2018 Awards”) in an amount commensurate with her 2017 annual equity awards, to be granted at the same time 2018 annual equity awards are granted to executive officers of the Company generally. If the Separation Date occurs prior to the scheduled grant date for the 2018 Awards, then the 2018 Awards will be granted immediately prior to the Separation Date.
(c)    Effective as of the Separation Date, Executive shall cease to be President and Chief Executive Officer of the Company and an employee of the Company and, consistent with the provision of the Convergys Corporation Governance Principles applicable to a change in employment status of a member of the Board of Directors of the Company (the “Board”), Executive shall tender her resignation from the Board to the Chair of the Governance and Nominating Committee for consideration by such committee and the Board. Further, Executive hereby resigns, effective as of the Separation Date, as a member of the board of directors of, or as a manager or any other position with, any of the Company’s affiliates, and agrees to execute any documentation the Company determines reasonably necessary or appropriate to facilitate such resignation.
(d)    The Company and Executive acknowledge and agree that for purposes of the 2012 Convergys Corporation Senior Executive Severance Pay Plan (the “Severance Plan”), Executive’s termination of employment on the Separation Date will be treated as a termination of employment described in Section 3.2(b) of the Severance Plan.
2.    Separation Benefits. Upon the occurrence of the Separation Date, subject to the execution and delivery by Executive on or after the Separation Date (other than in the event of Executive’s death or physical or mental incapacity) of the general release of claims attached hereto as Annex A (the “Release”) and such Release becoming effective and irrevocable in accordance with its terms no later than thirty (30) calendar days following the Separation Date, the Executive will be entitled to receive the following payments and benefits pursuant to the Severance Plan:
(a)     on the first payroll date occurring more than six (6) months following the Separation Date, a cash lump sum equal to $3,990,000 (an amount equal to the sum of (i) two (2) times Executive’s base salary and (ii) two (2) times Executive’s target bonus payment under the applicable Annual Incentive Plan (“AIP”)), less applicable withholdings, which represents the Severance Pay (as defined in Section 4.1 of the Severance Plan);
(b)    a pro-rated payment under the terms of the AIP, less applicable withholdings, for the fiscal year during which the Executive’s Separation Date occurs, to be paid in a lump sum at the same time that payments are made to other participants under the terms of the AIP;
(c)    provided that Executive timely elects COBRA coverage, continued medical, vision, and dental coverage at Company employee rates for a period of twenty-four (24) months following the Separation Date; and
(d)    outplacement services (as described in Schedule C of the Severance Plan) through the Company’s usual provider, as long as Executive begins to utilize such services within 90 days of the Separation Date.
Executive acknowledges that such separation payments and benefits are in exchange for Executive’s Release, are consistent with the Severance Plan, and are not otherwise owed to Executive.
3.    Treatment of Equity Awards.
(a)    Executive’s termination of employment on the Separation Date will be treated as a termination without Cause (or a termination of employment due to death, if applicable) for purposes of the Company’s Amended and Restated Long-Term Incentive Plan (the “LTIP”) and the award agreements thereunder governing Executive’s outstanding Company equity awards as of the Separation Date. In accordance with the terms of such award agreements, Executive’s awards will vest on a prorated basis, calculated as set forth in the applicable award agreement (provided that Executive’s termination of employment due to Disability shall be treated for purposes of this Section 3(a) in the same manner as a termination without Cause for such purpose), through the Separation Date.
(b)    The portion of such awards that does not become vested at the Separation Date (collectively, the “Continuing Awards”), will:

(i)
in the case of Executive’s termination of employment due to Disability, remain outstanding and continue to vest (in the case of performance-based restricted stock unit awards (“PRSUs”), based on the actual level of achievement of the applicable performance goals) and be paid on the regularly scheduled dates (it being understood that the number of shares underlying each Continuing Award of time-based restricted stock units (“TRSUs”) vesting on each regularly scheduled date shall equal the number of shares originally scheduled to vest on such date or, if fewer, the total number shares remaining under such TRSU award after taking into account the prior prorated vesting),

(ii)	in the case of Executive’s death, vest (with the performance goals applicable to PRSUs deemed to be achieved at the target level) and be delivered within ten (10) business days thereafter, or

(iii)	in the case of Executive’s termination without Cause, remain outstanding and eligible to vest in accordance with Section 4 below.
Notwithstanding anything to the contrary, upon the occurrence (prior to, on or following the Separation Date) of a Change of Control (as defined in the LTIP), the Dollar Amount (as defined in the applicable award agreements) payable in respect of each of Executive’s then outstanding Company equity awards will immediately vest and, subject to Section 13.4 of the LTIP, be paid to Executive within ten (10) business days following the Change of Control. In the event of any conflict between the terms of this Section 3 and the terms of any award agreement applicable to Executive’s Company equity awards, the terms of this Section 3 shall control.
4.    Consulting Services.
(a)    Executive shall make herself available to render consulting services (the “Services”) to the Company, on the terms and conditions set forth in this Agreement, for the period beginning on the Separation Date (provided that the Separation Date did not occur due to Executive’s death or Disability) and ending on February 28, 2021 (the “Consulting Period”), provided that the Consulting Period shall terminate (i) immediately upon the death of Executive or Executive’s incurrence of a Disability, (ii) immediately upon the Company’s delivery of written notice to Executive providing for termination of the Consulting Period (x) for Cause, or (y) due to Executive’s failure to materially perform the Services that was not cured within ten (10) days following Executive’s receipt of written notice from the Company reasonably identifying the alleged failure, or (iii) thirty (30) days following the Company’s delivery of written termination notice to Executive for any other reason, or Executive’s delivery of written termination notice to the Company.
(b)    During the Consulting Period, Executive shall render such Services as may be reasonably requested from time to time by the Board or a successor (or interim) Chief Executive Officer of the Company, at such times as may be reasonably requested and at such locations as shall be mutually agreed, provided that Executive shall not be required to dedicate more than thirty (30) hours per month to providing the Services. For the avoidance of doubt, Executive shall not be prohibited from providing services to other entities so long as such services do not interfere with her performance of the Services or otherwise violate Section 5 of this Agreement or any restrictive covenants set forth in any other agreement between the Company and Executive. Notwithstanding the foregoing, Executive shall not be obligated to provide Services with respect to any product or service that is first provided by the Company after the Separation Date and that was not researched or developed by the Company during Executive’s employment with the Company if doing so would result in a breach of Executive’s non-competition covenant with her then current employer.
(c)    In consideration of the Services, the Company shall, during the Consulting Period, pay Executive a consulting fee at an annual rate of $360,000 payable monthly in arrears, and shall reimburse Executive for all reasonable business expenses incurred by Executive in accordance with the Company’s policies, as in effect from time to time. Executive shall be indemnified by the Company with respect to her performance of the Services on the same basis as senior executives of the Company are indemnified at the time of the indemnification.
(d)    In addition, during the Consulting Period, the Continuing Awards shall remain outstanding and eligible to vest, subject to Executive’s continued provision of the Services through each applicable vesting date and, in the case of PRSUs, based on the actual level of achievement of the applicable performance goals. Upon termination of the Consulting Period prior to February 28, 2021, the Continuing Awards shall be treated as follows:

(i)
        If the Company terminates the Consulting Period without Cause (as defined in the Severance Plan) or due to Executive’s Disability, or Executive terminates the Consulting Period due to a material breach of this Agreement by the Company (after written notice delivered by Executive to the Company reasonably identifying the alleged breach and the Company’s failure to cure such breach within thirty (30) days thereafter), the then outstanding Continuing Awards will remain outstanding and continue to vest (in the case of PRSUs, based on the actual level of achievement of the applicable performance goals) and be paid on the regularly scheduled dates (it being understood that the number of shares underlying each Continuing Award of TRSUs vesting on each regularly scheduled date shall equal the number of shares originally scheduled to vest on such date or, if fewer, the total number shares remaining under such TRSU award after taking into account the prior prorated vesting);

(ii)
        If the Consulting Period terminates due to Executive’s death, the then outstanding Continuing Awards will immediately vest (in the case of PRSUs, with performance goals deemed to be achieved at target level) and be settled within ten (10) business days thereafter; and

(iii)
        If the Company terminates the Consulting Period for Cause, or Executive terminates the Consulting Period other than due to a material breach of this Agreement by the Company, the then outstanding Continuing Awards will be immediately forfeited.

In the event of any conflict between the terms of this Section 4(d) and the terms of any award agreement applicable to the Continuing Awards, the terms of this Section 4(d) shall control.
5.    Restrictive Covenants.

(a)    Executive recognizes the Company’s need to prevent unfair competition and to protect the Company’s legitimate business interests. Accordingly, Executive agrees that, during Executive's employment and until the latest to occur of (x) the second anniversary of Executive’s termination of employment with the Company, and (y) the last day of the Consulting Period (the “Restricted Period”), Executive will not accept employment or engage in any business activity (whether as a principal, partner, joint venturer, agent, employee, salesperson, consultant, independent contractor, director, or officer) with a “Competitor” of the Company where such employment would involve Executive:

(i)
        developing, marketing, providing, selling or attempting to sell, or assisting in the sale or attempted sale of (A) any services or products similar to those services or products with which Executive had any involvement or information during Executive’s employment with the Company (including those services or products being researched or developed during Executive’s employment with the Company) or (B) material products or services with which Executive had direct significant involvement (including by internal Company dialogue with Executive) during the Consulting Period (including those material products or services being researched or developed by the Company and with which Executive had direct significant involvement (including by internal Company dialogue with Executive) during the Consulting Period); or

(ii)
        providing or performing services that are similar to any services that Executive provided to or performed for the Company during Executive’s employment with the Company or during the Consulting Period.

For purposes of this provision, a “Competitor” is any business or entity that, during the Restricted Period, provides or seeks to provide, any products or services similar to or related to any products sold or any services provided by the Company (x) during the one-year period prior to Executive’s termination of employment, (y) with which Executive had any involvement or information at any time during Executive’s employment with the Company (including those services or products being researched or developed during Executive’s employment with the Company), or (z) which are material products or services with which Executive had direct significant involvement (including by internal Company dialogue with Executive) during the Consulting Period (including those material products or services being researched or developed and with which Executive had direct significant involvement (including by internal Company dialogue with Executive) during the Consulting Period). “Competitor” includes, without limitation, any company or business that:

(i)
    provides outsourced customer management and/or customer care services (including but not limited to customer service; customer retention; technical support; business-to-consumer sales; complex device support; business-to- business sales and account management; back office; collections; quality assurance; direct response; and home agent);

(ii)	operates call centers and/or employs home agents to provide customer management and/or customer care services;

(iii)
        provides products or services similar or related to, or in competition with, the products or services provided by any entity or business that is acquired by or merged into the Company during Executive’s employment with the Company; or

(iv)	is identified by the Company as a competitor in any of the Company’s public filings with the Securities and Exchange Commission.
This restriction will be limited to the geographical area where the Company is doing business and the geographic area where the Company markets its products and/or services (x) at the time of Executive’s termination of employment, or (y) after Executive’s termination of employment and during the Consulting Period if Executive could reasonably be expected to have knowledge of such geographic area given the scope of the Services. In the event that Executive violates this provision, it is expressly agreed that, in order for the Company to receive the full benefit of Executive’s covenant, the Restricted Period will be tolled until the date on which Executive ceases to be in violation of this provision. If a Change of Control occurs during the Restricted Period, such period will automatically be extended through February 28, 2021.
(b)    During the Restricted Period, Executive will not directly or indirectly, through any person or entity, communicate with (i) any of the Company’s customers from which the Company generated revenue (x) during the year preceding Executive’s termination of employment or (y) after Executive’s termination of employment and during the Consulting Period if Executive could reasonably be expected to know the identity of such customers given the scope of the Services; or (ii) any prospective customers known to Executive during the year prior to Executive’s termination of employment or after Executive’s termination of employment and during the Consulting Period, for the purpose or intention of attempting to sell any Competitor’s products or services or attempting to divert business from said customer or prospective customer away from the Company. In the event that Executive violates this provision, it is expressly agreed that, in order for the Company to receive the full benefit of Executive’s covenant, the Restricted Period will be tolled until the date on which Executive ceases to be in violation of this provision. If a Change of Control occurs during the Restricted Period, such period will automatically be extended through February 28, 2021.
(c)    During the Restricted Period, Executive will not, directly or indirectly, through any person or entity: (i) communicate with any Company employee concerning employment opportunities with a Competitor; and/or (ii) attempt to or actually induce, persuade, or entice any Company employee to terminate such person’s employment relationship with the Company or accept employment with a Competitor. In the event that Executive violates subparagraphs (i) or (ii) of this provision, it is expressly agreed that, in order for the Company to receive the full benefit of Executive’s covenant, the Restricted Period will be tolled until the date on which Executive ceases to be in violation of this provision. If a Change of Control occurs during the Restricted Period, such period will automatically be extended through February 28, 2021.
(d)    The Company develops and utilizes technology, models, programs, data, research and development, concepts, goodwill, customer relationships, training, and trade secrets. The success of the Company and each of its employees is directly predicated on the protection of its knowledge and information. Executive acknowledges that during the Consulting Period, Executive will be entrusted with, have access to, and obtain intimate, detailed, and comprehensive knowledge of confidential and/or proprietary information that is not generally known by the public ("Information"), including confidential information concerning : (i) the Company’s and/or its customers’ and/or suppliers’ processes, practices, and procedures; (ii) the Company’s customers, suppliers and employees; (iii) the Company’s advertising and marketing plans; (iv) the Company’s strategies, plans, goals, projections, and objectives; (v) the Company’s research and development activities and initiatives; (vi) the strengths and weaknesses of the Company’s products or services; (vii) the costs, profit margins, and pricing associated with the Company’s products or services; (viii) the Company’s sales strategies, including the manner in which it responds to customer requests and requests for information or requests for proposals; (ix) the Company’s business, including budgets and margin information, and (x) matters or intellectual property considered confidential by the Company, its customers, or suppliers, including information considered confidential by such customers’ or suppliers’ customers, vendors, or other third-party providers, and any information of a third party that the Company designates as confidential (e.g., third-party information accessed or used by Executive during his/her employment). Executive agrees that the Information is highly valuable and provides a competitive advantage to the Company. Executive further agrees that, given the United States and worldwide markets in which the Company competes, confidentiality of the Information is necessary without regard to any geographic limitation. Both during and after the Consulting Period, Executive agrees to retain the Information in absolute confidence and not to use or permit access to or disclose the Information to any person or organization, except as required for Executive to perform the Services. Upon termination of the Consulting Period for any reason, or at any time upon the Company’s request, Executive shall promptly deliver and return to the Company all Information (in whatever medium recorded) together with all copies thereof, and all devices, computer disks or other electronic or magnetic storage media, records, data, proposals, lists, specifications, drawings, sketches, materials, equipment, other documents, or other property of the Company, together with all copies thereof. Notwithstanding the confidentiality obligations set forth in this Agreement, Executive shall not be held criminally or civilly liable for the disclosure of a trade secret that is made in confidence to federal, state, or local government officials or to an attorney solely for the purpose of reporting or investigating a suspected violation of the law. Executive shall not be held criminally or civilly liable for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other legal proceeding if the filing is made under seal. If Executive files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law, Executive may disclose the Company’s trade secret to Executive’s attorney and use the trade secret information in those court proceedings, provided that Executive files any document containing the trade secret under seal and does not disclose the trade secret, except as permitted by court order.
(e)    In the event Executive is uncertain as to the application of the foregoing covenants to any contemplated employment opportunity or business activity, Executive agrees to inquire with the General Counsel of the Company, specifying in writing the contemplated opportunity or activity. Under no circumstances will Executive be relieved of her obligations under this Section 5, unless agreed to in writing by an authorized officer of the Company.
(f)    In consideration of the payments and benefits to be provided to Executive pursuant to this Agreement, Executive agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that Executive make the covenants contained in this Section 5, and that the Company may suffer irreparable injury if Executive engages in conduct prohibited by this Section 5. Executive represents that Executive has thoroughly reviewed the terms of these covenants and acknowledges that, this Agreement does not supersede or extinguish any restrictive covenants set forth in any other agreement between the Company and Executive.
(g)    Executive expressly acknowledges that any breach or violation of any of the covenants made by Executive in this Section 5 may cause immediate and irreparable injury to the Company and that in the event of a breach or threatened or intended breach of this Agreement by Executive, the Company, in addition to all other legal and equitable remedies available to it, will be entitled to seek injunctions, both preliminary and temporary, and restraining orders, enjoining and restraining such breach or threatened or intended breach.
6.    Return of Company Property. Executive agrees that, except as otherwise instructed by the Company, as soon as practicable following the Separation Date, Executive shall deliver to the Company, or caused to be delivered to the Company, the following:
(a)    all Company equipment and property (cell phone, blackberry, laptop, pager, etc.) and all documents or other tangible materials (whether originals, copies, or abstracts, and including, without limitation, price lists, question guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, calling or business cards, credit cards, customer lists or records, correspondence, computer printout documents, contracts, orders, messages, phone and address lists, memoranda, notes, work papers, agreements, drafts, invoices and receipts) which in any way relate to the Company’s or its affiliates’ business and were furnished to Executive by the Company or its affiliates or were prepared, compiled, used, or acquired by Executive while employed by the Company, excluding personal items paid for by Executive;
(b)    all keys, combinations, badges and access codes to the premises, facilities, and equipment of the Company and/or its affiliates (including without limitation, the offices, desks, storage cabinets, safes, data processing systems, and communications equipment), whether furnished to Executive by the Company or its affiliates. The above reference includes any personal property, equipment, or documents prepared, used, or acquired by Executive with funds expended by the Company or its affiliates while Executive was employed by the Company, excluding personal items paid for by Executive; and
(c)    all monies owed by Executive to the Company for whatever reason.
Notwithstanding the foregoing, Executive may retain her contacts, calendars and personal correspondence and any information reasonably necessary for tax return preparation purposes.
7.    General.
(a)    This Agreement constitutes the entire agreement and understanding of the parties regarding its subject matter and supersedes all prior agreements, arrangements, and understandings with Executive, except (i) any Non-Disclosure and Non-Competition Agreement signed by Executive, which remains in full force and effect, (ii) any award agreements governing the Continuing Awards or any other equity awards held by Executive that are outstanding on the date of this Agreement, which remain in full force and effect except as modified by this Agreement, and (iii) Executive’s rights under the Executive Deferred Compensation Plan and the Retirement and Savings Plan, which remain in full force and effect. This Agreement may be amended or modified only by a writing signed by the parties.
(b)    No waiver with respect to any provision of this Agreement will be effective unless in writing. The waiver by either party of a breach of any provision of this Agreement by the other will not operate or be construed as a waiver of any other or subsequent breach.
(c)    Executive shall be reimbursed for her reasonable legal fees (within thirty (30) days following her providing an invoice to the Company) if she prevails on a material issue in any dispute with the Company arising under this Agreement following a Change of Control.
(d)    The section headings contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.
(e)    This Agreement will be binding upon and inure to the benefit of the Company, its subsidiaries, affiliates, successors and assigns, and Executive, Executive’s heirs and personal representatives.
(f)    The laws of State of Ohio will govern this Agreement without giving effect to conflicts of law provisions. Executive further voluntarily consents and agrees that the state or federal courts located in Hamilton County, Ohio: (i) must be utilized solely and exclusively to hear any action arising out of or relating to this Agreement; and (ii) are a proper venue for any such action and said courts can appropriately exercise personal jurisdiction over Executive for any such action.
(g)    It is intended that the payments and benefits provided under this Agreement will be exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. This Agreement will be construed in a manner that effects such intent to the greatest extent possible. However, the Company shall not be held liable for any taxes, interests or penalties owed by Executive as a result of this Agreement.
[Signature page follows.]
In witness whereof, the Company and Executive have executed this Agreement as of the date first set forth above.

Convergys Corporation By:/s/ Jarrod B. Pontius Name: Jarrod B. Pontius Title: General Counsel and Chief Administrative Officer
Executive /s/ Andrea Ayers Andrea Ayers

ANNEX A
General Release of Claims

Pursuant to the Separation and Consulting Agreement (the “Separation Agreement”) dated February 20, 2018 by and between Convergys Corporation (the “Company”) and Andrea Ayers (“Executive”), Executive hereby acknowledges and agrees to this General Release of Claims (this “Release”), effective as of the date set forth below.
1.    Release and Affirmations. As a condition to Executive’s receipt of the payments and benefits set forth in the Separation Agreement, Executive, on behalf of herself and her heirs and estate, releases the Company and its affiliates, and each of their respective directors, employees, agents, representatives, successors, and assigns (collectively, the “Releasees”) from any and all claims, liabilities, promises, agreements, and lawsuits (including claims for attorneys’ fees, costs, back pay, front pay, benefits, and punitive and compensatory damages) with respect to circumstances or events occurring prior to the execution of this Release of any nature relating to Executive’s employment or separation from employment, other than (i) those arising under the Separation Agreement and/or Continuing Awards or as a shareholder of the Company, (ii) claims for indemnification as a director or officer, or as a consultant under the Separation Agreement, or for coverage under directors’ and officers’ liability insurance, and (iii) vested or accrued benefits under the Company’s compensation or benefit plans and arrangements, including those:
(a)    asserting individual liability and/or claims under the Company’s policies or benefit plans (except a claim for any vested pension or vested share benefit),
(b)    arising from or related to Executive’s employment with the Company and its affiliates and Executive’s separation from employment, including any and all claims of race, color, sex, national origin, ancestry, religion, disability, age or other discrimination, harassment, or retaliation under the State of Ohio or any other state or district, Title VII of the Civil Rights Act of 1964, 42 USC Section 2000e (and sections following), the Employee Retirement Income Security Act, 29 USC Section 1001 (and sections following), the Reconstruction Era Civil Rights Act, 42 USC Section 1981 (and sections following), the Age Discrimination in Employment Act (“ADEA”), 29 USC Section 621 (and sections following), the Americans with Disabilities Act, 42 USC Section 12101 (and sections following), the Family and Medical Leave Act, 29 USC Section 2601 (and sections following), the Worker Adjustment and Retraining Notification Act, 29 USC Section 2100 (and sections following), the Sarbanes-Oxley Act, 15 USC Section 7201 (and sections following), the Occupational Safety and Health Act, 29 USC Section 651 (and sections following), and the amendments to such laws, as well as any related statute of any state or district, and/or,
(c)    based on a theory of breach of contract, promissory estoppel, wrongful termination, personal injury, defamation, loss of consortium, distress, humiliation, loss of standing and prestige, public policy, or any other tort, whether such claims are known or unknown, which Executive now has or claims to have against the Releasees for circumstances arising out of or connected with Executive’s employment with the Company and its affiliates, Executive’s separation, or any other event or circumstance occurring prior to the date set forth below, and also including any claims that may depend upon the identity (whether known or unknown to Executive) of the Company’s selection of anyone to perform some or all of the duties formerly performed by Executive.
2.    Covenant Not to Sue. Executive agrees to immediately withdraw any lawsuit Executive may have already filed against the Releasees, and agrees not to file any lawsuit against the Releasees in the future with respect to any claim released under this Release. Executive waives any right to re-employment with the Company, and agrees that the Company may reject any application Executive makes for re-employment without any liability.
3.    Affirmation. Executive affirms that Executive has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in the Separation Agreement. Executive further affirms that Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.
4.    Acknowledgment. Executive acknowledges that:
(a)    Executive was given twenty-one (21) days to consider this Agreement, that Executive may revoke this Agreement within seven (7) days after signing it by providing the Company with notice of revocation and that, in the event of such revocation, the Company will have no obligations under the Separation Agreement;
(b)    Executive has not been pressured, coerced, or otherwise forced to execute this Release and Executive is entering into this Release voluntarily;
(c)    Executive has not relied upon any statement or promise made by or on behalf of the Company that is not contained in the Separation Agreement or this Release;
(d)    Executive understands this Release;
(e)    Executive understands and intends that this Release fully and completely releases the Releasees from any claims Executive may have;
(f)    the consideration Executive is to receive from the Company constitutes consideration to which Executive is not entitled without execution of this Release; and
(g)    Executive understands Executive’s right, and has been advised, to discuss the Separation Agreement and this Release with Executive’s private attorney.

Andrea Ayers ______________________________ Date